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EXHIBIT 21

SUBSIDIARIES OF PREMIER NATIONAL BANCORP, INC.

                                                    NAME UNDER WHICH
NAME OF SUBSIDIARY  JURISDICTION OF INCORPORATION   SUBSIDIARY CONDUCTS BUSINESS

PREMIER NATIONAL BANK         UNITED STATES         PREMIER NATIONAL BANK

PREMIER NATIONAL INVESTMENT   NEVADA                PREMIER NATIONAL INVESTMENT
      COMPANY INC.                                        COMPANY INC.